                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ASSOCIATED BANC-CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           [ASSOCIATED BANC-CORP LOGO]

March 22, 1996

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. on Wednesday, April 24, 1996, at the Regency Conference Center, Green Bay, Wisconsin.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. If you do attend the meeting, there will be an opportunity to revoke your proxy and to vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely,

[H.B. CONLON SIGNATURE]
H. B. Conlon
Chairman, President and Chief Executive Officer

  112 North Adams St. P.O. Box 13307 Green Bay, WI 54307-3307 414-433-3166 Fax
                                  414-433-3261

                              ASSOCIATED BANC-CORP

                             112 North Adams Street
                           Green Bay, Wisconsin 54301

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 24, 1996

To the Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at the Regency Conference Center, 333 Main Street, Green Bay, Wisconsin, on Wednesday, April 24, 1996, at 11:00 a.m. for the purpose of considering and voting on:

1. The election of three directors. Management's nominees are named in the accompanying Proxy Statement.

2. The ratification of the selection of KPMG Peat Marwick LLP as independent auditors for Associated for the year ending December 31, 1996.

3. Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed March 1, 1996, as the record date for determining the shareholders of Associated entitled to notice of and to vote at the meeting, and only holders of Common Stock of Associated of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

            [LOGO]
Brian R. Bodager
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 22, 1996

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

                              ASSOCIATED BANC-CORP
                             112 North Adams Street
                           Green Bay, Wisconsin 54301
                                ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING - APRIL 24, 1996

INFORMATION REGARDING PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Associated Banc-Corp, hereinafter called "Associated," to be voted at the Annual Meeting of Shareholders on Wednesday, April 24, 1996, and at any and all adjournments thereof.

Solicitation of proxies by mail is expected to commence on March 22, 1996, and the cost thereof will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and regular employees of Associated may, without extra compensation, solicit proxies by telephone, telegraph, and personal interview. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals, and they will be reimbursed by Associated for postage and clerical expense in doing so.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by three (3) judges of election, who are Directors, and will determine whether or not a quorum is present. The election judges will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted "FOR" the election of management's nominees as directors and "FOR" the other proposals listed.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Associated a written revocation or a duly executed proxy bearing a later date.

The Corporate Secretary of Associated is Brian R. Bodager, 112 North Adams Street, Green Bay, Wisconsin 54301.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on March 1, 1996, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, $0.01 par value ("Common Stock") of which 16,851,608 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class A Director. The three nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors.

SHAREHOLDER PROPOSALS

Any shareholder desiring to include any proposal in Associated's proxy soliciting material for the next regularly scheduled Annual Meeting of Shareholders must submit their proposal, in writing, at Associated's executive offices not later than November 22, 1996. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

PRINCIPAL HOLDERS OF COMMON STOCK

As of March 1, 1996, the trust departments of four wholly-owned subsidiaries were, in a fiduciary capacity, the beneficial owners of 1,977,078 shares of Common Stock, constituting 11.73% of Associated's outstanding shares entitled to vote. Such ownership is in the capacity of fiduciaries with voting and/or investment power. As a result thereof, Associated may be deemed to indirectly beneficially own such shares. No other person is known to Associated to own beneficially more than 5% of the outstanding shares entitled to vote. The information set forth below is reflective of the foregoing.

                                                       AMOUNT AND NATURE
                                           TITLE OF      OF BENEFICIAL      PERCENT
            NAME AND ADDRESS                 CLASS    OWNERSHIP (1)(2)(3)   OF CLASS
-----------------------------------------  ---------  -------------------  ----------
Associated Bank Green Bay, N.A.             Common          1,156,806           6.86%
    200 North Adams Street
    Green Bay, Wisconsin 54301
Associated Bank, N.A.                       Common            590,662           3.51%
    100 West Wisconsin Avenue
    Neenah, Wisconsin 54956
Associated Bank Lakeshore, N.A.             Common            208,028           1.23%
    1000 Franklin Street
    Manitowoc, Wisconsin 54220
Associated Trust Company, Inc.              Common             21,582          *
    515 West Wells Street
    Milwaukee, Wisconsin 53202
                                                            1,977,078          11.73%
                                                           ----------          -----
                                                           ----------          -----
* Denotes percentage is less than 1%.

------------------
(1) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days.

(2) In the capacity of fiduciaries, the trust departments exercise voting power where authority has been granted. In other instances, the trust departments solicit voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

(3) In the capacity of fiduciaries, included are 1,092,121 shares with sole voting power; 23,275 shares with shared voting power; 1,738,860 shares with sole investment power; and 238,218 shares with shared investment power.

CORPORATE ANNUAL REPORT

The 1995 Corporate Report of Associated, which includes condensed consolidated financial statements for the years ended December 31, 1995, 1994, and 1993, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The 1995 Corporate Report and the 1995 Form 10-K Annual Report do not constitute a part of the proxy material.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in day-to-day operating details. Members of the Board are kept informed of Associated's business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and other officers.

Pursuant to the Articles of Incorporation of Associated, the Board of Directors is classified into three classes, as nearly equal in size as possible, with each class of directors serving staggered three-year terms, designated as Class A, Class B, and Class C. Three directors in Class A, Messrs. Holbrook, Hutchinson, and Janz, all of whom are members of the present Board of Directors, are to be elected at the Annual Meeting. The Class A directors will serve for a term of three years to expire in April 1999. Mr. Lawson, a current Class A director whose term is scheduled to expire, has advised the Board that he will retire effective as of the date of the 1996 Annual Meeting of Shareholders.

Associated's Bylaws require that a director retire as of the first Annual Meeting subsequent to the director's 65th birthday. Mr. Feitler, a Class C director, became subject to this requirement in 1996. Associated's Bylaws provide, however, that a retiring director's term may be extended for one-year terms by a two-thirds vote of the Board in circumstances which would be of significant benefit to Associated. At its January 24, 1996, Board meeting, Associated's Board voted unanimously to extend Mr. Feitler's term for a one-year term. The five remaining directors will continue to serve until their terms have expired or until their successors have been elected.

The three nominees have consented to serve, if elected, and at the date of this Proxy Statement, Associated has no reason to believe that any of the named nominees will be unable to act. Correspondence may be directed to nominees at Associated's executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the three nominees.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of February 29, 1996, is based in part on information received from the respective persons and in part from the records of Associated.

         NOMINEES FOR ELECTION TO AND MEMBERS OF THE BOARD OF DIRECTORS

NOMINEES FOR CLASS A, THREE-YEAR TERM EXPIRING APRIL 1999

JOHN S. HOLBROOK, JR. has been a director of Associated since May 1992. He is a partner in the Madison, Wisconsin, office of the Quarles & Brady law firm in which he has practiced since 1964. Quarles & Brady has performed legal services for Associated and its respective subsidiaries. From 1990 to 1992, he was a director of F&M Financial Services Corporation, a bank holding company acquired by Associated in 1992. Age: 56.

WILLIAM R. HUTCHINSON has been a director of Associated since April 1994. He has been Vice President, Financial Operations, of Amoco Corporation, Chicago, Illinois, since October 1993, and has held the positions of Treasurer, Controller, and Vice President-Mergers, Acquisitions & Negotiations with Amoco Corporation since 1981. He has been a director of Associated Bank Chicago, an affiliate of Associated, since 1981. Mr. Hutchinson also serves as a director of the Smith Barney Mutual Group. Age: 53.

JAMES F. JANZ has been a director of Associated since May 1992. He is a Senior Vice President of Zilber Ltd., a Milwaukee, Wisconsin, holding company with subsidiaries engaged in various activities, including real estate development and management and financial services, and has been so employed since 1969. From 1989 to 1992, he was a director of F&M Financial Services Corporation, a bank holding company acquired by Associated in 1992. Age: 55.

                         DIRECTORS CONTINUING IN OFFICE

CLASS B DIRECTORS WITH TERMS EXPIRING APRIL 1997

HARRY B. CONLON has been a director of Associated since 1975. He has served as Chairman of the Board, President, and Chief Executive Officer of Associated since 1987 and was President and Chief Executive Officer from 1975 to 1987. Age:
60.

RONALD R. HARDER has been a director of Associated since July 1991. He has been the President and Chief Executive Officer of Jewelers Mutual Insurance Company, a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals owning jewelry, Neenah, Wisconsin, since 1973. He is a member of the Board of Directors of Associated Bank, N.A., Neenah, an affiliate of Associated, and is Chairman of its Trust Committee. Age: 52.

J. DOUGLAS QUICK has been a director of Associated since July 1991. He has been President and Chief Executive Officer of Lakeside Foods, Inc., a food processor of primarily canned and frozen vegetables, Manitowoc, Wisconsin, since 1986. He has been a director of Associated Bank Lakeshore, National Association, an affiliate of Associated, since 1986. Age: 50.

CLASS C DIRECTORS WITH TERMS EXPIRING APRIL 1998

ROBERT FEITLER has been a director of Associated since October 1988. He has served as President and a director of WEYCO Group, Inc., a wholesaler and retailer of men's shoes, Milwaukee, Wisconsin, since 1968. Mr. Feitler has been a director of Associated Bank Milwaukee, an affiliate of Associated, since 1972.
Age: 65.

ROBERT C. GALLAGHER has been a director and Executive Vice President of Associated since January 1982. He has served as Chairman, President, and Chief Executive Officer of Associated Bank Green Bay, National Association, an affiliate of Associated, since 1985. He has served as President since 1982 and has been a director since October 1980. Mr. Gallagher also serves as a director of WPS Resources Corporation. Age: 57.

JOHN C. MENG has been a director of Associated since January 1991 and has been a director of Associated Bank Green Bay, National Association, an affiliate of Associated, since January 1988. He has been President, Chief Executive Officer, and Director of Schreiber Foods, Inc., which markets cheese and bacon products to the food service industry and retail markets nationally, Green Bay, Wisconsin, since December 1989. Prior thereto he was President and Chief Operating Officer of Schreiber Foods, Inc. Age: 51.

SECURITY OWNERSHIP OF MANAGEMENT

Listed below is information as of February 29, 1996, concerning beneficial ownership of Common Stock of Associated for each director and Named Executive Officer, and by directors and executive officers as a group.

                                                                                                   PERCENT OF
TITLE OF CLASS            NAME OF BENEFICIAL OWNER            AMOUNT OF BENEFICIAL OWNERSHIP          CLASS
--------------    ----------------------------------------    ------------------------------     ---------------
Common            Harry B. Conlon                                        170,082                     *
Common            Robert Feitler                                          24,199                     *
Common            Robert C. Gallagher                                    151,731                     *
Common            Ronald R. Harder                                         1,552                     *
Common            John S. Holbrook, Jr.                                    7,735                     *
Common            William R. Hutchinson                                    1,187                     *
Common            James F. Janz                                            5,634                     *
Common            William J. Lawson                                        2,406                     *
Common            Mark J. McMullen (1)                                    58,446                     *
Common            John C. Meng                                             5,237                     *
Common            Randall J. Peterson (1)                                 48,825                     *
Common            J. Douglas Quick                                         7,179                     *
Common            Gordon J. Weber (1)                                     72,163                     *
Common            Directors and Executive Officers (2)                   726,488                      4.31%
* Denotes percentage is less than 1%.

------------------
(1) Executive Officer, non-director.

(2) Includes directors and executive officers as a group (20 individuals).

Share ownership includes shares issuable within 60 days upon exercise of stock options owned by certain officers.

All shares reported herein are owned with voting and investment power in those persons whose names are provided herein or by their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors held four regular meetings during 1995. Each director attended 75% or more of the total number of meetings of the Board of Directors and its committees of which they were members. Average attendance at all Board and committee meetings was 95% during 1995.

The Audit Committee, which is composed of Messrs. Harder (Chairman), Hutchinson, Janz, and Lawson, all of whom are outside directors, held three meetings during 1995. The Audit Committee reviews the adequacy of internal accounting controls, reviews with the independent auditors their plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, and reviews and approves the general nature of audit services by the independent auditors. This Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the shareholders at the Annual Meeting, to serve as Associated's auditors for the following year. Both the internal auditors and the independent auditors meet periodically with the Audit Committee and have free access to the Committee at any time.

The Administrative Committee, composed of Messrs. Feitler (Chairman), Holbrook, and Quick, all of whom are outside directors, held two meetings during 1995. The Administrative Committee's functions include, among other duties directed by the Board, administering Associated's stock option plans (and granting options) and employee fringe benefit programs, reviewing and approving Associated's executive salary and bonus structure, selecting candidates to fill vacancies on the Board of Directors, reviewing the structure and composition of the Board, and considering qualification requisites for continued Board service. This Committee will also consider candidates recommended in writing by shareholders, if those candidates demonstrate a serious interest in serving as directors.

DIRECTOR COMPENSATION

Associated compensates each nonemployee director for services by payment of an annual retainer and meeting fee. For the year ended December 31, 1995, such annual retainer was $11,000 and a fee of $500 for each Board and/or Committee meeting attended. Directors who are employees of Associated or its affiliates do not receive separate compensation for their services as directors.

CERTAIN TRANSACTIONS

Various officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions with, one or more of Associated's subsidiary banks in the ordinary course of each such bank's business during 1995. The percentage of consolidated shareholders' equity represented by loans made in such transactions was 18.33% at December 31, 1995. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments to loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the managements of Associated's subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash compensation paid or accrued for services rendered in all capacities to Associated and affiliates for the fiscal years ended December 31, 1995, 1994, and 1993, of those persons who were, at December 31, 1995, the Chief Executive Officer of Associated and the other four most highly compensated executive officers of Associated or its affiliates (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                 ANNUAL COMPENSATION (1)               -------------------
       NAME AND                     -------------------------------------------------      SECURITIES
       PRINCIPAL                                                   OTHER ANNUAL            UNDERLYING            ALL OTHER
     POSITION (2)          YEAR     SALARY ($)    BONUS ($)     COMPENSATION ($)(3)    OPTIONS/SARS (#)(4)  COMPENSATION ($)(5)
-----------------------  ---------  -----------  -----------  -----------------------  -------------------  --------------------
H. B. Conlon                  1995   $ 355,000    $ 130,000             --                     12,500           $  57,349(6)
Chairman, President &         1994   $ 333,462    $ 125,000             --                     12,500           $  49,295(7)
CEO
ABC                           1993   $ 307,000    $ 115,125             --                     27,500           $  46,867(8)

R. C. Gallagher               1995   $ 287,000    $ 125,000             --                     10,000           $  48,944(9)
EVP, ABC and Chairman,        1994   $ 275,000    $ 120,000             --                     10,000           $  40,184(10)
President & CEO, ABGB         1993   $ 262,500    $ 115,000             --                     22,000           $  44,074(11)

G. J. Weber                   1995   $ 209,807    $  52,500             --                      7,500           $  25,616(12)
CEO                           1994   $ 200,000    $  50,000        $  45,000(13)                7,500           $  22,859(14)
ABC Southern Region           1993   $ 167,663    $  50,000             --                     13,750           $  27,244(15)

R. J. Peterson                1995   $ 176,000    $  66,000             --                      6,250           $  23,584(16)
EVP                           1994   $ 168,000    $  63,000             --                      6,250           $  21,335(17)
ABGB                          1993   $ 158,000    $  47,400             --                     13,750           $  25,796(18)

M. J. McMullen                1995   $ 163,000    $  61,125             --                      6,250           $  19,995(19)
EVP                           1994   $ 156,000    $  58,500             --                      6,250           $  24,284(20)
ABGB                          1993   $ 148,000    $  44,400             --                     13,750           $  23,520(21)

------------------

(1) Includes amounts earned and payable during the fiscal year whether or not receipt of such amounts were deferred at the election of the Named Executive Officer. All Named Executive Officers are eligible to participate in the Associated Deferred Compensation Plan. During 1995, Messrs. Conlon and Gallagher participated in such plan. See "Agreements and Reports."

(2) Included in the table are certain senior officers of affiliates who are not executive officers of Associated ("ABC") but consult with executive officers and policymakers of ABC. Associated Bank Green Bay, National Association ("ABGB"), is ABC's largest subsidiary bank, headquartered in Green Bay, Wisconsin; ABC's Southern Region consists of Associated Bank Milwaukee and Associated Bank Madison, which are Wisconsin subsidiaries of ABC headquartered in Milwaukee and Madison, respectively.

(3) Does not include auto allowances and club dues and other personal benefits paid by Associated on behalf of any Named Executive Officer which may be deemed personal. The aggregate amount of the foregoing for any Named Executive Officer does not exceed the lesser of $50,000 or 10% of annual salary and bonus reported herein.

(4) Option grants reflect a 10% stock dividend in 1993 and a 25% stock dividend in 1995 as applicable.

(5) Contributions to the Associated Banc-Corp Profit Sharing & Retirement Savings Plan (including the 401(k) Plan [the "Retirement Plan"]) were made to the accounts of the Named Executive Officers. Contributions to the Associated Supplemental Executive Defined Contribution Plan (the "Contribution Plan") which provides retirement benefits to executives selected by the Administrative Committee of the Board of Directors of Associated without regard to the limitations set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), were made to the accounts of the Named Executive Officers. Contributions calculated as 10% of the amount of stock purchased made to Associated's Employee Stock Purchase Plan were made to the accounts of the Named Executive Officers. Life insurance premiums were paid by Associated for Named Executive Officers.

(6) Includes Retirement Plan contribution of $14,250, Contribution Plan contribution of $32,678, Employee Stock Purchase Plan contribution of $600, and life insurance premiums of $9,821.

(7) Includes Retirement Plan contribution of $22,770, Contribution Plan contribution of $16,842, Employee Stock Purchase Plan contribution of $589, and life insurance premiums of $9,094.

(8) Includes Retirement Plan contribution of $30,000, Contribution Plan contribution of $7,173, Employee Stock Purchase Plan contribution of $600, and life insurance premiums of $9,094.

(9) Includes Retirement Plan contribution of $14,250, Contribution Plan contribution of $26,550, and life insurance premiums of $8,144.

(10) Includes Retirement Plan contribution of $24,360, Contribution Plan contribution of $7,680, and life insurance premiums of $8,144.

(11) Includes Retirement Plan contribution of $30,000, Contribution Plan contribution of $5,930, and life insurance premiums of $8,144.

(12) Includes Retirement Plan contribution of $13,500, Contribution Plan contribution of $11,286, and life insurance premiums of $830.

(13) One-time relocation expense for company requested transfer.

(14) Includes Retirement Plan contribution of $19,155, Contribution Plan contribution of $3,236, and life insurance premiums of $468.

(15) Includes Retirement Plan contribution of $26,344, Employee Stock Purchase Plan contribution of $30, and life insurance premiums of $870.

(16) Includes Retirement Plan contribution of $14,250, Contribution Plan contribution of $7,050, Employee Stock Purchase Plan contribution of $1,041, and life insurance premiums of $1,243.

(17) Includes Retirement Plan contribution of $16,911, Contribution Plan contribution of $1,843, Employee Stock Purchase Plan contribution of $1,711, and life insurance premiums of $870.

(18) Includes Retirement Plan contribution of $20,256, Employee Stock Purchase Plan contribution of $151, and life insurance premiums of $870.

(19) Includes Retirement Plan contribution of $14,250, Contribution Plan contribution of $4,875, and life insurance premiums of $870.

(20) Includes Retirement Plan contribution of $22,800, Contribution Plan contribution of $614, and life insurance premiums of $870.

(21) Includes Retirement Plan contribution of $22,650 and life insurance premiums of $870.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                              INDIVIDUAL GRANTS                                        VALUE AT
------------------------------------------------------------------------------   ASSUMED ANNUAL RATES
                     NUMBER OF      % OF TOTAL                                         OF STOCK
                    SECURITIES     OPTIONS/ SARS                                PRICE APPRECIATION FOR
                    UNDERLYING      GRANTED TO       EXERCISE OR                     OPTION TERM
                   OPTIONS/SARS    EMPLOYEES IN         BASE        EXPIRATION  ----------------------
      NAME          GRANTED (#)     FISCAL YEAR     PRICE ($/SH)       DATE       5% ($)     10% ($)
-----------------  -------------  ---------------  ---------------  ----------  ----------  ----------
H. B. Conlon            12,500            7.9%        $   29.00      1/25/05    $  277,974  $  577,732
R. C. Gallagher         10,000            6.3%        $   29.00      1/25/05    $  182,379  $  462,185
G. J. Weber              7,500            4.8%        $   29.00      1/25/05    $  136,785  $  346,639
R. J. Peterson           6,250            4.0%        $   29.00      1/25/05    $  113,988  $  288,866
M. J. McMullen           6,250            4.0%        $   29.00      1/25/05    $  113,988  $  288,866

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                      (1)

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                                               OPTIONS/SARS AT           MONEY OPTIONS/SARS AT
                             SHARES           VALUE             FY-END (#) (2)               FY-END ($) (3)
                           ACQUIRED ON       REALIZED     --------------------------  ----------------------------
         NAME             EXERCISE (#)        ($)(4)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  ---------------  --------------  -----------  -------------  -------------  -------------
H. B. Conlon                    6,250      $ 101,591.25     30,098.75     29,901.25   $  556,374.16  $  410,784.34
R. C. Gallagher                                             31,890.00     23,860.00   $  666,037.09  $  327,728.49
                                  ---               ---
G. J. Weber                     431.7      $  11,340.76     31,033.62     16,987.00   $  732,441.34  $  231,902.97
R. J. Peterson                 --               --          26,599.31     14,911.00   $  607,320.24  $  204,807.92
M. J. McMullen                 --               --          30,609.62     14,911.00   $  726,192.64  $  204,807.92

------------------
(1) The exercise price for each grant was 100% of the fair market value of the shares on the date of grant. All granted options are exercisable within ten years from the date of grant. Within this period, each option is exercisable from time to time in whole or in part.

(2) Pursuant to the current provisions of the Restated Long-Term Incentive Stock Option Plan (the "Stock Plan"), all Options and other awards under the Stock Plan shall immediately vest and become exercisable upon the occurrence of a Change in Control of Associated. Such vesting of Options shall result in all Options and corresponding SARs becoming immediately exercisable and all
    Performance Shares and other awards being immediately payable. The definition of Change of Control is substantially the same as under the Associated Change of Control Plan. See "Agreements and Reports."

(3) Total value of unexercised options based on the market price of Associated stock as reported on NASDAQ/NMS on December 31, 1995, of $40.94 per share.

(4) Market price at date of exercise of options, less option exercise price, times number of shares, equals value realized.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table sets forth, with respect to the Associated Retirement Account Plan (the "Account Plan") and the Associated Banc-Corp Supplemental Executive Retirement Plan (the "Executive Plan") for Named Executive Officers, the credited years of service to date and at age 65:

                         CREDITED YEARS    CREDITED YEARS
                         OF SERVICE TO     OF SERVICE AT
                              DATE             AGE 65
                        ----------------  ----------------
H. B. Conlon                   31                35
R. C. Gallagher                15                22
G. J. Weber                    24                41
R. J. Peterson                 13                28
M. J. McMullen                 14                32

The following table sets forth, with respect to the Account Plan and the Executive Plan, the estimated annual retirement benefit payable at age 65 as a straight-life annuity, based on specified earnings and service levels and a benefit indexing rate of 5%:

    AVERAGE                              ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN (2)
  TOTAL ANNUAL    ----------------------------------------------------------------------------------------------
COMPENSATION (1)        15              20              25              30              35              40
----------------  --------------  --------------  --------------  --------------  --------------  --------------
   $125,000         $   16,184     $     24,799    $     35,795    $     49,829    $     67,740    $     90,600
    150,000             19,421           29,759          42,954          59,795          81,288         108,720
    175,000             22,657           34,719          50,113          69,761          94,836         126,840
    200,000             25,894           39,679          57,273          79,727         108,384         144,960
    225,000             29,131           44,639          64,432          89,692         121,932         163,080
    250,000             32,368           49,599          71,592          99,658         135,480         181,200
    300,000             38,841           59,519          85,909         119,590         162,577         217,440
    350,000             45,315           69,439         100,277         139,522         189,673         253,680
    400,000             51,789           79,358         114,545         159,453         216,769         289,919
    450,000             58,262           89,278         128,863         179,385         243,865         326,159
    500,000             64,736           99,198         143,181         199,317         270,961         362,399
    550,000             71,209          109,118         157,501         219,248         298,057         398,640

------------------

(1) Reflects amounts disclosed as salary and bonus for each of the Named Executive Officers.

(2) The retirement benefits shown above are not subject to any deductions for social security or other offsetting amounts, and the annual retirement benefits are subject to certain maximum limitations under the Code (such limitation was $120,000 for 1995).

                     REPORT OF THE ADMINISTRATIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

THE COMMITTEE. The Administrative Committee of the Board of Directors supervises Associated's executive compensation policies and programs. It establishes the base salary and incentive compensation of the chief executive officer and approves base salaries and bonuses of 18 other executive officers. The Committee must have three or more members, and no member may be an employee of Associated or any affiliate. The Committee currently has three members.

COMPENSATION POLICY. Associated's policy is to have base salaries for executive officers that generally are near the median level for employees having comparable responsibility for financial institutions of comparable size. Annual bonuses are closely related to corporate-wide and business unit financial performance goals and individual goals, which, if achieved, will be reflected in superior operating results. The financial goals emphasize earnings per share, return on equity, return on assets, loan quality, and expense control. Specific goals are set on an individual basis for each executive officer to reflect differences in responsibilities and other relevant factors. When superior operating results are attained, Associated's policy permits total compensation to exceed median levels for institutions of comparable size but does not permit total compensation to exceed median levels for such institutions having comparable performance in terms of return on assets and return on equity. Long-term incentives are provided through stock-based awards which directly relate a portion of the executive officers' long-term remuneration to stock price appreciation realized by Associated's shareholders.

The goal of this compensation policy is to be modest but effective, providing competitive remuneration to attract and retain high quality executives and appropriate incentives for those employees to enhance shareholder value while avoiding arrangements that could result in expense that is not justified by performance. As long as this basic goal is being achieved, the Committee relies to a great extent on the subjective judgment of the chief executive officer in establishing salary, bonus, and long-term incentive compensation.

INDEPENDENT CONSULTANT. To assist it in supervising the compensation policy, the Committee relies upon an independent outside consultant who provides data at least once every two years regarding compensation practices of financial institutions. Competitive compensation levels considered by the Committee are based upon the results of several compensation surveys and the analysis of the consultant as to appropriate adjustments to make meaningful comparisons to the compensation of Associated's executive officers. The surveys used by the consultant cover a larger number and greater variety of institutions than are included in the NASDAQ Bank Index referred to under the heading "Shareholder Return Performance Presentation -- Stock Price Performance Graph." Adjustments made by the consultant to the survey data account for differences in corporate size, business lines, and geographic markets.

BASE SALARIES. Salaries paid to executive officers (other than the chief executive officer) are based upon the chief executive officer's subjective assessment of the nature of the position and the contribution and experience of the executive officer. In 1995, base salaries for executive officers as a group were near the median of competitive levels identified by the consultant. The chief executive officer reviews all salary recommendations with the Administrative Committee. The Committee is responsible for approving or disapproving those recommendations based upon Associated's compensation policy.

ANNUAL BONUSES. Annual bonuses are awarded to executive officers at the discretion of the Committee at the end of each year. The amount of bonus, if any, for each executive officer (other than the chief executive officer) is recommended to the Committee by the chief executive officer based upon an evaluation by the chief executive officer of the achievement of the corporate-wide, business unit, and personal performance goals established for each officer by the chief executive officer at the beginning of the year and, where appropriate, modified during the year to reflect changed conditions. Corporate performance goals and business unit goals such as earnings growth, return on assets, and return on equity are considered. In 1995, the Committee did not disapprove of any bonuses recommended to it by the chief executive officer because the foregoing goals, including earnings growth, were met. Earnings growth is a required threshold for bonuses.

CHIEF EXECUTIVE OFFICER SALARY AND BONUS. The 1995 base salary for the chief executive officer was established at a level that the Committee believed would approximate a median level based upon the analysis of competitive data by the Committee's consultant. The chief executive officer's bonus for 1995 was established based upon the Committee's overall evaluation of the chief executive officer's performance, including the achievement of corporate financial performance goals and individual goals that were established during the year. The financial goals required increased earnings per share and also included achievement of designated levels of return on assets, return on equity, and loan quality statistics. An earnings per share threshold was established early in the year. This threshold was required to have been met in order for the chief executive officer to have received a bonus. Achievement of other corporate performance goals was considered in general, and no formula giving designated weights to particular goals was used. The chief executive officer's salary and bonus for 1995 reflected the fact that the earnings per share threshold and all other goals were achieved. Based upon its consultant's advice, the Committee believes that the total of 1995 salary and bonus for the chief executive officer was consistent with Associated's policy.

STOCK OPTIONS. The Committee administers and grants options under the Restated Long-Term Incentive Stock Option Plan. Options have been granted at irregular intervals in the past. During 1995, options for 157,500 (as calculated to account for the 5-for-4 stock split on June 15, 1995) shares were granted to 52 employees. These options had 10-year terms, vest in stages over the first three years, and had exercise prices equal to 100% of market value on the date of grant. The value of the shares covered by these options (based upon the option price) ranged from about 125% of annual salary to 25% of annual salary. Option recipients and amounts (for employees other than the chief executive officer) are recommended to the Committee by the chief executive officer based upon his judgment of position and performance of each recipient and the ability of that recipient to effect overall corporate performance. The Committee's award of options to the chief executive officer was based upon guidelines presented by the consultant which resulted in a total compensation package in the median of competitive levels identified by the consultant. The options awarded were determined to be comparable with awards for chief executive officers with similar salary and bonus.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Associated currently intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock-based awards and annual bonuses) in a manner that complies with this provision so that such amounts will be deductible to Associated.

ADMINISTRATIVE COMMITTEE
Robert Feitler, Chairman    John S. Holbrook, Jr., Secretary   J. Douglas Quick,
Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John S. Holbrook, Jr. is a partner in the Madison, Wisconsin, office of the Quarles & Brady law firm. Quarles & Brady has performed legal services for Associated and some of its subsidiaries and is expected to continue to provide legal services during the current fiscal year. None of the remaining Administrative Committee members have interlocking relationships as defined by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Administrative Committee.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on Associated's Common Stock with the cumulative total return of the S&P 500 Index and the NASDAQ Bank Index for the period of five fiscal years commencing on December 31, 1990, and ending December 31, 1995. The NASDAQ Bank Index is prepared for NASDAQ by the Center for Research in Securities Prices at the University of Chicago. The graph assumes that the value of the investment in Associated stock and for each index was $100 on December 31, 1990.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NASDAQ BANK      S&P 500      ASSOCIATED
12/31/90             100.00      100.00           100.00
12/31/91             164.09      130.10           144.60
12/31/92             238.85      139.99           189.60
12/31/93             272.39      153.99           229.10
12/31/94             271.41      155.83           242.70
12/31/95             404.35      214.43           358.20

Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AGREEMENTS AND REPORTS

DEFERRED COMPENSATION AGREEMENTS. In December 1994, Associated adopted a nonqualified deferred compensation plan (the "Deferred Compensation Plan") to permit certain senior officers to defer current compensation to accumulate additional funds for retirement. The CEO and twenty-one senior officers are currently eligible to participate under the Deferred Compensation Plan including each of the Named Executive Officers. Currently, Messrs. Conlon and Gallagher are the only Named Executive Officers who participate. Pursuant to the Deferred Compensation Plan each executive may each year elect to defer a portion of his base salary and/or annual incentive compensation. The executive may choose to receive payment of deferred amounts in five equal annual installments, ten equal annual installments, or a lump sum payment at his anticipated retirement date. In addition, under certain limited circumstances, the executive may receive distributions during employment. If the executive's services are terminated voluntarily or involuntarily, he retains all rights to the undistributed amounts credited to his account. All funds deferred have been placed in a trust with an independent third party trustee. Investment results on funds in the trust will vary depending on investments selected and managed by the trustee.

There is an agreement between Mr. Gallagher and Associated Bank Green Bay, National Association, entered into as of November 1, 1986, whereby Mr. Gallagher may each year elect to defer a portion of his base salary and/or annual incentive compensation. Mr. Gallagher may choose to receive payment of deferred amounts in five equal annual installments, or a lump sum payment at his anticipated retirement date. If Mr. Gallagher's services are terminated voluntarily or involuntarily, he retains all rights to the undistributed amounts credited to his account. All funds deferred have been placed in a trust with an independent third party trustee. Investment results on funds in the trust will vary depending on investments selected and managed by the trustee.

CHANGE OF CONTROL PLAN Effective April 1994, Associated adopted a nonqualified plan to provide severance benefits to the Chief Executive Officer ("CEO") and senior officers in the event of a Change of Control of Associated (defined below) and termination of their employment (the "Plan"). The CEO and sixteen senior officers are currently designated to participate under the Plan, including each of the Named Executive Officers. Prior to Change of Control, from time to time, the CEO is authorized to designate participating senior officers.

If within three years following a Change of Control (or in anticipation of and preceding a Change of Control) a termination of employment occurs either involuntarily or for Good Reason, an employee eligible pursuant to the Plan may at the discretion of Associated receive either a lump sum payment or installment payments reflected in the Plan schedule in effect at the date of such termination. Such payment may also include legal fees and expenses related to termination of employment or dispute of benefits payable under the Plan. Good Reason includes change in the employee's duties and responsibilities which are inconsistent with those prior to the Change of Control, reduction in salary, or discontinuation of any bonus plan or certain other compensation plans, transfer to an employment location greater than fifty miles from the employee's present office location, or certain other breaches. Benefits are not paid in the event of retirement, death or disability, or termination for Cause which generally includes willful failure to substantially perform duties or certain willful misconduct. Participants are required to attempt to obtain other employment following termination, and amounts to be received under the Plan are reduced by subsequent earnings. The Plan schedule currently in effect provides for total benefits payable in lump sum to consist of two years' base salary, two years' incentive compensation, and certain health and welfare benefits for two years. If installment payments are elected by Associated, the payment shall be paid over a two-year period. The Plan, including the Plan schedule, may be amended from time to time by Associated.

A "Change in Control" under the Plan shall occur if an offer is accepted, in writing, with respect to any of the following: (a) a change of ownership of 25% or more of the outstanding voting securities of Associated; (b) Associated is merged or consolidated with another corporation, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the shareholders of Associated who owned such securities immediately prior to such merger or consolidation, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of any party to such merger or consolidation; (c) Associated sells at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Section 1563 of the Internal Revenue Code of 1986, as amended, of which Associated is a member; or (d) a person, within the meaning of Section 3(a)(9) or 13(d)(3) of the Exchange Act, acquires 25% or more of the outstanding voting securities (whether directly, indirectly, beneficially, or of record).

SECTION 16 REPORTS. Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Associated's directors and executive officers, as well as certain persons holding more than 10% of Associated's stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, NASDAQ, and Associated (such requirements hereinafter referred to as "Section 16(a) filing requirements"). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated's knowledge, and based solely upon a review of the copies of such reports furnished to Associated, and upon written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, other than with respect to Mr. Gallagher for whom three transactions were inadvertently reported late.

                                   PROPOSAL 2
                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

Subject to ratification by shareholders at the Annual Meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the independent public accounting firm of KPMG Peat Marwick LLP to audit Associated's consolidated financial statements for the 1996 fiscal year. KPMG Peat Marwick LLP audited Associated's consolidated financial statements for the year ended December 31, 1995. It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

If the foregoing recommendation is rejected, or if KPMG Peat Marwick LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1996 Annual Meeting of Shareholders shall be subject to the ratification by the shareholders at that meeting.

Associated recommends that you vote in favor of the selection of KPMG Peat Marwick LLP as independent public accountants for the year ending December 31, 1996.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of this date, Associated is not aware that any matters are to be presented for action at the meeting other than those referred to in the Notice of Annual Meeting, but the proxy form sent herewith, if executed and returned, gives discretionary authority with respect to any other matters that may come before the meeting.

By Order of the Board of Directors,

            [LOGO]
Brian R. Bodager
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 22, 1996

                            ASSOCIATED BANC-CORP

                112 NORTH ADAMS STREET, GREEN BAY, WI  54301

                     THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF ASSOCIATED BANC-CORP
      for the Annual Meeting of Shareholders to be held on April 24, 1996

      The undersigned hereby appoints John C. Meng, Ronald R. Harder, and J. Douglas Quick and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Associated Banc-Corp ("Associated") held of record by the undersigned on March 1, 1996, at the Annual Meeting of Shareholders to be held on April 24, 1996, or any adjournment thereof on the matters and in the manner indicated on the reverse side of this proxy card and described in the Proxy Statement of Associated. This proxy revokes all prior proxies given by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and any such matters which may come before the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS
                              AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                            ASSOCIATED BANC-CORP
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

                                                                     For All
                                                For    Withheld       Except

1.  Election of Directors --                    / /       / /          / /
    NOMINEES: John S. Holbrook, Jr.,
    William R. Hutchinson, and James F. Janz


____________________________________________
     (Except nominee(s) written above.)

                                                For     Against     Abstain

2. To ratify the selection of KPMG Peat         / /       / /         / /
   Marwick LLP as independent auditors of
   Associated for the year ending December
   31, 1996.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

____________________________________________________
Signature                                       Date


____________________________________________________
Signature if jointly held                       Date